News From

Walgreen Co. Corporate Communications    ●    200 Wilmot Road    ● Deerfield, Ill. 60015    ● (847) 914-2500

Media Contact:	Tiffani Washington, 847-914-2925
Investor Contact:	Rick Hans, CFA, 847-914-2385
Lisa Meers, CFA, 847-914-2361

FOR IMMEDIATE RELEASE	http://news.walgreens.com

Walgreen Co. Reports 11.4 Percent Increase in Diluted Earnings Per Share to 49 Cents for the Fourth Quarter 2010;
Results Include 5 Cents Per Diluted Share of Acquisition and Restructuring Related Costs

●	Fourth quarter sales increase 7.4 percent to record $16.9 billion; fiscal 2010 sales reach record $67.4 billion
●	Gross profit margin for the quarter improves 70 basis points versus last year’s fourth quarter
●	Cash flow from operations for the quarter total $925 million; $3.7 billion for fiscal 2010
●	Company returns record amount of cash to shareholders – completes $2 billion share repurchase program announced October 2009

DEERFIELD, Ill., Sept. 28, 2010 – Walgreen Co. (NYSE, NASDAQ: WAG) today announced earnings and sales results for the fourth quarter and fiscal year 2010.

For the quarter ended Aug. 31, 2010, net earnings per diluted share increased 11.4 percent. Net earnings were $470 million or 49 cents per diluted share, including the impact of 4 cents per diluted share from costs associated with the Duane Reade acquisition and 1 cent per diluted share in restructuring and restructuring-related costs associated with the company’s Rewiring for Growth initiative.  In the year-ago quarter, net earnings per diluted share were 44 cents per diluted share, which included 3 cents per diluted share in restructuring and restructuring-related costs.

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“The double-digit increase in fourth quarter earnings per share was driven by strong operating performance across our 7,500-store network and expense control companywide,” said Walgreens President and CEO Greg Wasson. “We were able to once again generate increased cash flow from operations for the quarter, and for the year we returned a record amount of cash to shareholders in the form of share repurchases and an increase in our dividend for the 35th consecutive year.”

In September, the company completed its $2 billion share repurchase program announced in October 2009, well ahead of the program’s expiration date of Dec. 31, 2013.

FINANCIAL HIGHLIGHTS
Sales

Sales increased 7.4 percent to a record $16.9 billion for the fourth quarter and 6.4 percent to a record $67.4 billion for the year. Total sales in comparable stores (those open more than a year) were up 1.5 percent in the quarter, while front-end comparable drugstore sales increased 1.2 percent in the quarter. (Please note that Duane Reade stores are not included in any comparable store sales results.)

Prescription sales, which accounted for 65.9 percent of sales in the quarter, climbed 6.5 percent, while prescription sales in comparable stores increased 1.6 percent. The company’s number of comparable prescriptions filled increased 3.3 percent over last year’s fourth quarter, including 1.2 percentage points due to more patients filling 90-day prescriptions, which are counted as three 30-day prescriptions. The company exceeded by 3.0 percentage points the industry-wide prescription growth rate, excluding Walgreens, during the same period as reported by IMS Health.

Earnings

In fiscal 2010, net earnings per diluted share increased 5.0 percent. Net earnings were $2.1 billion or $2.12 per diluted share, including impacts of 7 cents per diluted share in costs associated with Rewiring for Growth, 6 cents per diluted share in Duane Reade acquisition costs and 4 cents per diluted share from the elimination of the tax benefit for the Medicare Part D subsidy for retiree benefits that was the result of the enactment of the Patient Protection and Affordable Care Act. In the previous fiscal year, net earnings per diluted share were $2.02, which included 16 cents per diluted share in restructuring and restructuring-related costs.

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Gross Profit Margins and SG&A

Gross profit margins increased 70 basis points to 28.4 percent versus the year-ago quarter of 27.7 percent. Front-end margins benefited from pricing, promotion and other improved efficiencies, as well as lower Rewiring for Growth expenses. Pharmacy margins benefited from new generic introductions, partially offset by reimbursement.

Selling, general and administrative expense dollars in the fourth quarter grew 11.0 percent over the year-ago period. Duane Reade’s acquisition-related costs and operating SG&A, slightly offset by the impact in the quarter of Rewire costs, contributed 5.0 percentage points of the company’s total SG&A dollar growth. In addition, new store openings contributed 3.8 percentage points to SG&A dollar growth. The remaining SG&A dollar growth was a combination of inflation, acquisitions and business mix including strategic investments, and CCR conversions. SG&A costs related to Rewiring for Growth were $17 million in the quarter and $32 million in the year-ago period.

In the fourth quarter, the company opened or acquired 65 new drugstores compared with 155 in the year-ago quarter. Walgreens expects new store openings of between 2.5 and 3.0 percent in fiscal 2011.  In fiscal 2010, Walgreens added a net gain of 564 new drugstores, including 281 acquisitions. As of Aug. 31, the company operated 7,561 stores in 50 states, the District of Columbia and Puerto Rico versus 6,997 a year ago.

Fiscal Year 2010 Core Strategies and Milestones

Progress continued during the quarter on Walgreens strategies to leverage the best store network in America, enhance the customer experience and drive cost reduction and productivity gains.

■	Walgreens filled a record 778 million prescriptions in fiscal 2010, an increase of 7.5 percent.
■	As of Aug. 31, the company increased its retail pharmacy market share 60 basis points from a year ago to 19.5 percent.
■
Walgreens provided more than 7 million seasonal and H1N1 flu shots last year. The company has expanded its network of certified immunizers and other health care professionals to more than 26,000, up from 16,000 at the start of last year’s flu season.

■	Walgreens acquired 258 Duane Reade drugstores in the New York City area – the largest acquisition in company history, giving the company a leading position in the market.
■	The company opened 291 net new drugstores during the year.

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■	Walgreens converted or opened more than 1,500 stores to its Customer Centric Retailing (CCR) format and now has more than 1,800 stores with the new format.
■	Beer and wine was added to more than 3,500 stores and now is available in a total of nearly 4,200 stores.
■	The company reached its Rewiring for Growth cost reduction goals in fiscal 2010 and is on target for $1 billion in annual savings in fiscal 2011.
■	Walgreens returned $2.2 billion to shareholders in the fiscal year in the form of dividends and stock repurchases, nearly five times last year’s amount.

Looking Ahead

“Fiscal 2010 was highlighted by accelerating execution on our core strategies and an ability to leverage our financial flexibility to capture growth opportunities including our acquisition of Duane Reade,” said Wasson. “We remain confident in our ability to drive earnings growth, increase our return on invested capital and generate strong cash flow. Our use of cash has been, and will continue to be, guided by a capital policy that commits us to maintaining a strong balance sheet and financial flexibility; reinvesting in core strategies and related strategic activities; and returning surplus cash to shareholders in the form of dividends and share repurchases.”

As of Aug. 31, 2010, Walgreens operated 8,046 locations in all 50 states, the District of Columbia, Puerto Rico and Guam. The company has 7,561 drugstores nationally, including 116 hospital on-site pharmacies. Walgreens also operates worksite health centers, home care facilities and specialty and mail service pharmacies. Its Take Care Health Systems subsidiary manages more than 700 in-store convenient care clinics and worksite health and wellness centers.

Walgreens will hold a one-hour conference call to discuss the fourth quarter and fiscal year results beginning at 8:30 a.m. eastern time today, Sept. 28. The conference call will be simulcast through Walgreens investor relations website at: http://investor.walgreens.com. A replay of the conference call will be archived on the website for 12 months after the call. A podcast also will be available on the investor relations website.

The replay also will be available from 11:30 a.m. Eastern time, Sept. 28, through Oct. 5, by calling 888-203-1112 within the U.S. and Canada, or 719-457-0820 outside the U.S. and Canada, using replay code 6505648.

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Statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “outlook,” “would,” “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “assume,” variations of such words and similar expressions are intended to identify such forward-looking statements.  These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, changes in economic and market conditions, competition, risks associated with new business areas and activities, the availability and cost of real estate and construction, risks associated with acquisitions, the ability to realize anticipated results from capital expenditures and cost reduction initiatives, outcomes of legal and regulatory matters, and changes in legislation or regulations.  These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K which is incorporated herein by reference and in other documents that we file or furnish with the Securities and Exchange Commission.   Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements.  Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made.  Except to the extent required by law, Walgreens undertakes no obligation to update publicly any forward-looking statement after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(UNAUDITED)
(In Millions, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
	2010	2009	2010	2009

Net sales	$16,870	$15,703	$67,420	$63,335

Cost of sales (1)	12,078	11,357	48,444	45,722
Gross Profit	4,792	4,346	18,976	17,613
Selling, general and administrative expenses	4,046	3,644	15,518	14,366
Operating Income	746	702	3,458	3,247

Interest expense, net	18	23	85	83

Earnings Before Income Tax Provision	728	679	3,373	3,164
Income tax provision (2)	258	243	1,282	1,158
Net Earnings	$470	$436	$2,091	$2,006
Net earnings per common share:
Basic	$.49	$.44	$2.13	$2.03
Diluted	$.49	$.44	$2.12	$2.02
Dividends declared	$.1750	$.1375	$.5875	$.4750

Average shares outstanding	961.3	991.5	981.7	990.0
Dilutive effect of stock options	3.7	1.7	6.2	1.3
Average shares outstanding assuming dilution	965.0	993.2	987.9	991.3

	Percent to Sales

Net sales	100.0%	100.0%	100.0%	100.0%

Cost of sales	71.6	72.3	71.9	72.2
Gross margin	28.4	27.7	28.1	27.8
Selling, general and administrative expenses	24.0	23.2	23.0	22.7

Interest expense, net	.1	.2	.1	.1

Earnings Before Income Tax Provision	4.3	4.3	5.0	5.0
Income tax provision	1.5	1.5	1.9	1.8
Net Earnings	2.8%	2.8%	3.1%	3.2%

(1)
Fiscal 2010 fourth quarter includes a LIFO provision of $61 million versus $48 million in the previous year.
Fiscal 2010 twelve months ended includes a LIFO provision of $140 million versus $172 million in the previous year.

(2)	Fiscal 2010 twelve months ended includes a $43 million deferred tax charge due to the repeal of the tax benefit for the Medicare Part D retiree health benefit subsidy.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED AND SUBJECT TO RECLASSIFICATION)
(In Millions)

	August 31,	August 31,
	2010	2009
Assets
Current Assets:
Cash and cash equivalents	$1,880	$2,087
Short-term investments	-	500
Accounts receivable, net	2,450	2,496
Inventories	7,378	6,789
Other current assets	214	177
Total Current Assets	11,922	12,049
Non-Current Assets:
Property and Equipment, at cost, less
accumulated depreciation and amortization	11,184	10,802
Goodwill	1,887	1,461
Other non-current assets	1,282	830
Total Non-Current Assets	14,353	13,093
Total Assets	$26,275	$25,142
Liabilities and Shareholders' Equity
Current Liabilities:
Short-term borrowings	$12	$15
Trade accounts payable	4,585	4,308
Accrued expenses and other liabilities	2,763	2,406
Income taxes	73	40
Total Current Liabilities	7,433	6,769
Non-Current Liabilities:
Long-term debt	2,389	2,336
Deferred income taxes	318	265
Other non-current liabilities	1,735	1,396
Total Non-Current Liabilities	4,442	3,997

Shareholders' Equity	14,400	14,376

Total Liabilities and Shareholders' Equity	$26,275	$25,142

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED AND SUBJECT TO RECLASSIFICATION)
(In Millions)

	Twelve Months Ended
	August 31,	August 31,
	2010	2009

Cash flows from operating activities:
Net earnings	$2,091	$2,006
Adjustments to reconcile net earnings to net cash
provided by operating activities -
Depreciation and amortization	1,030	975
Deferred income taxes	63	260
Stock compensation expense	84	84
Income tax savings from employee stock plans	3	1
Other	57	12
Changes in operating assets and liabilities -
Accounts receivable, net	124	6
Inventories	(307)	533
Other assets	50	7
Trade accounts payable	167	11
Accrued expenses and other liabilities	262	66
Income taxes	10	105
Other non-current liabilities	110	45
Net cash provided by operating activities	3,744	4,111

Cash flows from investing activities:
Purchases of short-term investments – held to maturity	(3,000)	(2,600)
Proceeds from short-term investments – held to maturity	3,500	2,100
Additions to property and equipment	(1,014)	(1,927)
Proceeds from sale of assets	51	51
Business and intangible asset acquisitions, net of cash received	(779)	(405)
Other	(32)	5
Net cash used for investing activities	(1,274)	(2,776)

Cash flows from financing activities:
Net payments from short-term borrowings	-	(70)
Net proceeds from issuance of long-term debt	-	987
Payments of debt	(576)	-
Stock purchases	(1,756)	(279)
Proceeds related to employee stock plans	233	138
Cash dividends paid	(541)	(446)
Other	(37)	(21)
Net cash (used for) provided by financing activities	(2,677)	309

Changes in cash and cash equivalents:
Net (decrease) increase in cash and cash equivalents	(207)	1,644
Cash and cash equivalents at beginning of year	2,087	443
Cash and cash equivalents at end of year	$1,880	$2,087

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